UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/10/2011

INFOSPACE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On June 10, 2011, InfoSpace, Inc. ("InfoSpace") entered into the LLC Interest Purchase Agreement (the "Agreement") to sell its Mercantila e-commerce business to Zoo Stores, Inc. ("Zoo Stores"). Under the terms of the Agreement, Zoo Stores, Inc. will acquire 100% of the membership interests in Mercantila Acquisition LLC ("Mercantila"), the InfoSpace subsidiary that owns the Mercantila business.

Nikhil Behl, who is currently Chief Executive Officer of Mercantila, and a Named Executive Officer of InfoSpace, owns a majority interest in Zoo Stores. Mr. Behl will continue to serve as Chief Executive Officer of Mercantila and will cease to be an officer of, or otherwise affiliated with, InfoSpace after the closing of the transaction.

As consideration for the acquisition of Mercantila, Zoo Stores will pay InfoSpace a nominal upfront payment, plus the right to receive additional consideration of up to $3,000,000, contingent on liquidity or other events. The Agreement contains very limited representations, warranties, and indemnities by InfoSpace. The closing of the transaction is subject to certain closing conditions, including, but not limited to: (1) execution of all required third party consents, including the landlord's consent to a sublease to Mercantila of the office space that Mercantila currently occupies, (2) execution of a short-term transition services agreement between Mercantila and InfoSpace, (3) execution of a trademark license between Mercantila and InfoSpace, and (4) execution by Mr. Behl of a waiver of any severance due him under his employment agreement with InfoSpace.

The foregoing description is a summary, does not purport to be a complete description of the Agreement, and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to a Current Report on Form 8-K under Item 2.01 after the closing of the transaction or as an exhibit to the Quarterly Report on Form 10-Q for the second fiscal quarter if the Agreement is terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPACE, INC.

Date: June 16, 2011	By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary